As filed with the Securities and Exchange Commission on February 21, 2017
Registration No. 333-

   UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Cintas Corporation
(Exact name of registrant as specified in its charter)

Washington	31-1188630
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
6800 Cintas Boulevard
P.O. Box 625737
Cincinnati, Ohio 45262-5737
(Address of Principal Executive Offices) (Zip Code)
Cintas Corporation 2016 Equity and Incentive Compensation Plan
(Full title of the plan)
Thomas E. Frooman, Esq.
Senior Vice President, Secretary and General Counsel
6800 Cintas Boulevard
P.O. Box 625737
Cincinnati, Ohio 45262-5737
(513) 459-1200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, no par value per share	12,500,000	$116.56	$1,457,000,000	$168,866.30

(1) Represents shares of common stock, no par value per share (“Common Stock”), of Cintas Corporation (the “Registrant”) issuable pursuant to the Cintas Corporation 2016 Equity and Incentive Compensation Plan (the “Plan”) being registered hereon. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional shares of Common Stock as may become issuable pursuant to the anti-dilution provisions of the Plan.

(2)
Estimated solely for the purposes of determining the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act, on the basis of the average of the high and low sale prices of the Common Stock as reported on a when-issued basis on the NASDAQ Global Select Market on February 14, 2017, a date that is within five business days prior to filing.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the employee benefit plan information and other information required by Part I of Form S-8 will be sent or given to participants under the Plan as specified by Rule 428 under the Securities Act. In accordance with Rule 428 under the Securities Act and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as a part of this registration statement on Form S-8 (this “Registration Statement”) or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. The Registrant will maintain a file of such documents in accordance with the provisions of Rule 428 under the Securities Act. Upon request, the Registrant will furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The following documents, which are on file with the Commission, are incorporated into this Registration Statement by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended May 31, 2016;

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended August 31, 2016 and November 30, 2016;

(c)	The Registrant’s Current Reports on Form 8-K, filed on June 28, 2016, August 4, 2016, August 16, 2016, September 22, 2016, September 29, 2016, October 12, 2016 and October 20, 2016; and

(d)
The description of the Registrant’s Common Stock contained in the registration statement on Form 8-A, SEC File No. 0-11399, registering the Registrant’s Common Stock under Section 12 of the Exchange Act, which describes the class of securities being registered hereunder.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding information deemed to be furnished and not filed with the Commission) subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Washington Business Corporation Act (the “WBCA”), Section 23B.08.510, allows indemnification by the Registrant to any person made or threatened to be made a party to any proceedings, other than a proceeding by or in the right of the Registrant, by reason of the fact that he is or was a director, officer, employee or agent of the Registrant, against expenses, including judgments and fines, if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to criminal actions, in which he had no reasonable cause to believe that his conduct was unlawful. The WBCA provides that the Registrant may not indemnify a director in connection with a proceeding in which a director was adjudged to be liable to the corporation or in connection with any other proceeding charging improper personal benefit to the director, whether or not involving action in the director’s official capacity, in which the director was adjudged liable on the basis that personal benefit was improperly received by the director. Indemnification in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding. Indemnifications are to be made by a majority vote of a quorum of disinterested directors; if a quorum of disinterested directors cannot be obtained, by a committee of at least two disinterested directors designated by the board of directors; by the written opinion of independent counsel; or by the shareholders, except that shares owned by or voted under the control of the directors who are at the time parties to the proceeding may not be voted.
Article V of the Registrant’s Bylaws provides that indemnification shall be extended to any of the persons described above to the full extent permitted by the WBCA.
The Registrant also maintains, at its expense, directors and officers liability insurance which covers all of the Registrant’s directors and officers and directors and officers of subsidiaries of the Registrant, including Cintas Corporation No. 2, Cintas Corporation No. 3, Cintas Corp. No. 8, Inc., Cintas Corp. No. 15, Inc., Cintas Corporate Services, Inc. and Cintas-RUS, LP. The Registrant also has entered into indemnification agreements with its directors providing for indemnification against certain liabilities to the fullest extent permitted under Washington law.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Exhibit Description

4.1	Restated Articles of Incorporation, as amended (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement No. 333-160926 on Form S-3 filed on December 3, 2007)

4.2	Amended and Restated By-laws (incorporated by reference to Exhibit 3 to the Registrant’s Current Report on Form 8-K filed on October 14, 2008 (Commission File No. 000-11399))

4.3
Cintas Corporation 2016 Equity and Incentive Compensation Plan (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on October 20, 2016 (Commission File No. 000-11399))

5.1	Opinion of Carney Badley Spellman, P.S.

23.1	Consent of Ernst & Young LLP

23.2	Consent of Carney Badley Spellman, P.S. (included in Exhibit 5.1)

24.1	Power of Attorney

Item 9.	Undertakings.

(a)The undersigned Registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Signatures
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mason, State of Ohio, on this 21st day of February 2017.

CINTAS CORPORATION

By:	/s/ J. Michael Hansen
J. Michael Hansen Senior Vice President and Chief Financial Officer
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

*________________________________________ Scott D. Farmer Chairman and Chief Executive Officer and Director(Principal Executive Officer)	*________________________________________ Melanie W. Barstad Director

/s/ J. Michael Hansen ___________________ J. Michael Hansen Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	*________________________________________ Robert E. Coletti Director

*________________________________________ Richard T. Farmer Chairman Emeritus of the Board of Directors	*________________________________________ James J. Johnson Director

*________________________________________ Gerald S. Adolph Director	*________________________________________ Joseph M. Scaminace Director

*________________________________________ John F. Barrett Director	*________________________________________ Ronald W. Tysoe Director

*
J. Michael Hansen, the undersigned attorney-in-fact, by signing his name hereto, does hereby sign and execute this Registration Statement on behalf of the above indicated officers and directors of the Registrant pursuant to a power of attorney filed with the Securities and Exchange Commission.

February 21, 2017	By: /s/ J. Michael Hansen ________
J. Michael Hansen, Attorney-in-Fact

Exhibit Index

Exhibit Number	Exhibit Description

4.1	Restated Articles of Incorporation, as amended (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement No. 333-160926 on Form S-3 filed on December 3, 2007)

4.2	Amended and Restated By-laws (incorporated by reference to Exhibit 3 to the Registrant’s Current Report on Form 8-K filed on October 14, 2008 (Commission File No. 000-11399))

4.3
Cintas Corporation 2016 Equity and Incentive Compensation Plan (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on October 20, 2016 (Commission File No. 000-11399))

5.1	Opinion of Carney Badley Spellman, P.S.

23.1	Consent of Ernst & Young LLP

23.2	Consent of Carney Badley Spellman, P.S. (included in Exhibit 5.1)

24.1	Power of Attorney